Exhibit 99.1

For Immediate Release	Contact:	Jeff Mattich Chief Financial Officer (214) 623-8446

Home Solutions of America Subsidiary Awarded Contracts Valued at Over $100 Million

Fireline Restoration Joint Venture to Provide Construction Services for Three Buildings in New York City Boroughs

May 18, 2007, Dallas, TX — (Business Wire) — Home Solutions of America, Inc. (NASDAQ: HSOA; the “Company” or “Home Solutions”), a provider of recovery, restoration and rebuilding/remodeling services, announced today that its Fireline Restoration, Inc. subsidiary (“Fireline”) has entered into a joint venture agreement with Blue Diamond Construction, Inc. (“Blue Diamond”), a New York-based construction management firm, to develop and construct 339 residential condominiums and 160,000 square feet of mixed use retail space located in the boroughs of Brooklyn, Manhattan and Queens, New York. The value of the contracts to Fireline exceeds $100 million. Construction is anticipated to begin during the third quarter and is expected to be completed by 2009. Fireline is expected to complete approximately $12 million in work under the contract this year, which was not included in the Company’s previously announced backlog. The contracts are collectively the largest in the Company’s history.

Blue Diamond was founded in 2000. The company is a contractor licensed in New York and has provided construction management/consulting services to Samuel & Co., a real estate development and design company. Rick Holowchak, the company’s President and Blue Diamond have provided construction management/consulting services on numerous New York-city based projects including 60 Spring Street, a 100,000 square foot gut rehabilitation and conversion of a commercial facility into a mixed used condominium, 700 Pacific Street, in Brooklyn, a 200,000 square foot 10-story gut rehabilitation of residential condominiums and 256 West Street, a 212,000 square foot, 12-story new construction building. Recently, it worked on projects located at 425 E. 13th Street, 145 W. 22nd Street and 142 N. 6th Street. Its development partners include Newport Development Group, among others.

“We are excited to provide construction services on these high profile mixed-use residential and commercial projects,” said Brian Marshall, President of the Company’s Restoration and Construction Services Division. “This joint venture reflects the ability of Home Solutions to provide a large, highly skilled dedicated labor force and verifies our reputation for completing projects in a timely and efficient manner. This joint venture also reflects the Company’s diversification efforts, began last year, to generate a more predictable revenue base.”

“We selected Fireline for this project due to its ability to offer us the stable labor force required to complete large, multi-location projects such as these,” said Mr. Holowchak, President of Blue Diamond Construction. “These properties, once completed, will provide desirable retail and commercial space in a real estate market that remains solid.”

About Blue Diamond Construction Management, Inc.

Founded in 2000, Blue Diamond Construction Management Inc. is a provider of Construction Management and General Contracting Services, specializing in carrying a development from conception through completion for commercial, residential as well as industrial clients. The company has provided construction management and consulting services to Samuel & Co., a real estate development and design company. Blue Diamond and Mr. Holowchak have also provided construction management on numerous New York City-based projects in conjunction with leading real estate developers. The company provides a list of services which include: design consultation, construction feasibility assessment, pre-construction estimating and budgets, project management, as well as development services. They provide cost controls for projects via value engineering, purchasing power, as well as the vast experience in the New York marketplace. Based in New York City, Blue Diamond is a subsidiary of SD Contracting Group Inc., a privately held NYC Development and Contracting Company.

About Home Solutions of America, Inc.

Home Solutions of America, Inc. is a provider of restoration, construction and interior services to commercial and residential customers. Its Fireline subsidiary is involved in providing construction services, rebuilding, catastrophic storm response and contents restoration for commercial, industrial and residential properties. Based in Tampa, Fireline is certified in multiple aspects of the restoration industry, including smoke, fire, water and mold. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and North Carolina. Home Solutions Restoration of Louisiana, Inc., which does business as Associated Contractors (“Associated”), is a Louisiana based commercial, industrial and residential contractor working in the governmental and private arenas. Associated has been one of the larger players in redeveloping public schools in the aftermath of Hurricane Katrina. Its clients include the State of Louisiana, the City of New Orleans, the Louisiana National Guard, the historic French Market, Louis Armstrong International Airport and the N.A.S.A. Stennis Space Center in Mississippi. For additional information, please visit the Company’s Web site at http://www.hsoacorp.com.

Cautionary Notice

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include our future financial performance, business prospects, ability to win new contracts, our performance under existing contracts, the timing of completion of projects, as well as our future revenues and our ability to collect accounts receivable. In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will result in increased revenues. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in the section entitled “Risk Factors”.